UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 24, 2014

Kite Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36508	27-1524986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2225 Colorado Avenue Santa Monica, California	90404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 824-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kite Pharma, Inc. reviewed the annual base salary of Arie Belldegrun, M.D., FACS, President and Chief Executive Officer. In recognition of Dr. Belldegrun’s achievements during 2014 and as a retention measure, the Committee recommended the Board increase his annual base salary for 2015 from $400,000 to $500,000. In addition, in recognition of extraordinary performance during 2014 and as an additional retention measure, the Committee recommended the Board grant stock options to Dr. Belldegrun for 139,200 shares of common stock and to Cynthia M. Butitta, Chief Operating Officer and Chief Financial Officer, for 75,000 shares of common stock.

On December 24, 2014, based on the Committee’s recommendation, the Board approved the increase to Dr. Belldegrun’s annual base salary and the grant of stock options discussed above. The options will be issued pursuant to the Company’s 2014 Equity Incentive Plan, and will have an exercise price equal to the closing price of the Company’s common stock as reported on the NASDAQ Global Select Market on December 24, 2014. The options will have the following vesting schedule: 25% of the shares subject to the options will vest on the 12-month anniversary of the grant date, and 1/36th of the remaining shares subject to the options will vest in equal monthly installments over the next three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2014	KITE PHARMA, INC.
(Registrant)

	By:	/s/ Cynthia M. Butitta
	Name:	Cynthia M. Butitta
	Title:	Chief Financial Officer and Chief Operating Officer